UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  July 25, 2005

COSINE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-30715	94-3280301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 S. Winchester Blvd., Suite 500 San Jose, California 95128
(Address of principal executive offices) (Zip Code)

(408) 236-7518
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 25, 2005, CoSine Communications, Inc. (the "Company") issued a press release announcing its preliminary financial results for its second quarter ended June 30, 2005. The full text of the press release is attached hereto as Exhibit 99.1 to this Current Report.

Item 5.02 Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers

On July 25, 2005, R. David Spreng resigned from the Company's board of directors. Mr. Spreng's resignation was not a result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices nor was Mr. Spreng removed from or requested to resign from the Company's board of directors. Mr. Spreng's term as a member of the Company's board of directors was set to expire at the Company’s 2007 Annual Meeting of Stockholders.

On July 25, 2005, Jack L. Howard was elected by the Company’s remaining directors to the Company’s board of directors to fill the vacancy left by Mr. Spreng's resignation. Mr. Howard's term as a director will expire at the Company’s 2007 Annual Meeting of Stockholders. The Company has not determined whether Mr. Howard will serve on the Company’s Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee. Mr. Howard is a representative of Steel Partners II, L.P. and Vice President of Steel Partners, L.L.C., the general partner of Steel Partners II, L.P. Mr. Howard holds no voting or dispositive power over the holdings of Steel Partners II, L.P. in the Company. As of July 25, 2005, Steel Partners II, L.P., was a holder of approximately 24% of the Company's outstanding shares of common stock, including those shares purchased from the Crescendo Entities, as discussed in Item 8.01 below.

On July 25, 2005, the Company issued a press release announcing the resignation of Mr. Spreng from and election of Mr. Howard to the Company's board of directors. The full text of the press release is attached hereto as Exhibit 99.1 to this Current Report.

The foregoing information is being disclosed in response to Item 5.02(d) of Form 8-K, not Item 5.02(a).

Item 8.01 Other Events

On July 25, 2005, the Company announced that on July 21, 2005, Steel Partners II, L.P. had purchased in a private transaction the entire holdings of Crescendo World Fund LLC, Crescendo III GbR, Crescendo III, L.P., Crescendo III Executive Fund, L.P., and Eagle Ventures WF, LLC (collectively, the Crescendo Entities"), which consisted of an aggregate of 890,468 shares of the Company's common stock (the "Crescendo Shares"). Mr. Spreng, as an affiliate of the Crescendo Entities, held sole voting and dispositive power over the Crescendo Shares.

On July 25, 2005, the Company also announced that after an extensive review of strategic alternatives, its board of directors has approved a plan to redeploy the Company's existing resources to identify and acquire new business operations, while continuing to provide support to the Company’s existing customers and continuing to offer the Company’s intellectual property for license or sale. The Company’s redeployment strategy will involve the acquisition of one or more operating businesses with existing or prospective taxable earnings which may allow the Company to realize future cash flow benefits from its net operating loss carry forwards.

On July 25, 2005, the Company issued a press release announcing the sale of the Crescendo Shares and the Company's redeployment strategy. The full text of the press release is attached hereto as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

99.1	Press Release, dated July 25, 2005, of CoSine Communications, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

July 25, 2005	By:	/s/ Terry Gibson
Terry Gibson,
Chief Executive Officer, Chief Financial Officer and Secretary (Principal Executive, Financial and Accounting Officer and Duly Authorized Officer)

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INDEX TO EXHIBITS

Exhibit
No.	Description
99.1	Press Release, dated July 25, 2005, of CoSine Communications, Inc.